Exhibit 1.1.2

AMENDMENT NO. 2 DATED SEPTEMBER 8, 2022 TO

MASTER TRUST AGREEMENT DATED DECEMBER 18, 2019

WHEREAS, on December 18, 2019, Cowen and Company, LLC (as successor in interest to Cowen Prime Services, LLC), as the Depositor (the “Original Depositor”), Alaia Capital, LLC, as the Portfolio Consultant (in such capacity, the “Portfolio Consultant”), Evaluator (in such capacity, the “Evaluator”) and Supervisor (in such capacity, the “Supervisor”), and The Bank of New York Mellon, as Trustee (the “Trustee”), executed a Master Trust Agreement (the “Master Trust Agreement”) pursuant to which a Delaware Statutory Trust titled “m+ funds Trust” (the “Trust”) was formed;

WHEREAS, on September 24, 2021, the Original Depositor, Axio Financial LLC (as successor Depositor), the Portfolio Consultant, the Evaluator, the Supervisor, and the Trustee executed Amendment No. 1 to the Master Trust Agreement, under which Axio Financial LLC, having been appointed as the successor Depositor, became the Depositor (hereafter, the “Depositor”) for all purposes of the Master Trust Agreement (references hereinafter refer to the Master Trust Agreement as so amended);

WHEREAS, Rule 2a-5 of the Investment Company Act of 1940 provides that only the Depositor or the Trustee is permitted to determine the fair value of the securities and other assets of each Trust Series, and the Depositor has agreed to assume the responsibility for evaluations of any Series of the Trust that were created on or after March 8, 2021, with its compensation for such services for such existing Series not to exceed the compensation payable for evaluation services specified in the Series Trust Agreement for each such Series; and

WHEREAS, Section 5.05(a) of the Master Trust Agreement permits the amendment thereof without the consent of the Units of the Series to which an amendment applies if the depositor determines that such amendment will not alter or change the powers, preferences or special rights of any Units issued with respect to such Series so as to affect them adversely.

NOW THEREFORE, for good and sufficient consideration, the Depositor, the Evaluator, the Portfolio Consultant, the Supervisor and the Trustee agree to the following:

1.       All references to the “Evaluator” in the Master Trust Agreement with respect to each Series of the Trust created on or after March 8, 2021 shall refer to the Depositor, Axio Financial LLC, in its capacity as Evaluator of the assets of such Series. All references to the “Evaluator” in the Master Trust Agreement with respect to each series of the Trust created prior to March 8, 2021 shall continue to refer to Alaia Capital, LLC, as Evaluator of the assets of such Series.

2.       The Depositor has determined that this Amendment will not alter or change the powers, preferences or special rights of any Units issued with respect to all existing Series of the Trust so as to affect them adversely.

3.       All other conditions of Section 5.05 of the Master Trust Agreement have been complied with.

4.       Except as to the amendments to the Master Trust Agreement made by this Amendment, all other provisions of the Master Trust Agreement remain in full force and effect.

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5.       Terms used but not defined herein have the meanings assigned to those terms in the Master Trust Agreement.

6.       This Amendment is governed by the Delaware Statutory Trust Statute.

7.       This Amendment may be executed in several counterparts each of which shall be regarded as the original and all of which shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

AXIO FINANCIAL LLC

as Depositor and Evaluator

By:	/s/	Ian Shainbrown
Name:		Ian Shainbrown
Title:		Executive Vice President

ALAIA CAPITAL, LLC

as Portfolio Consultant and Supervisor

By:	/s/	Ian Shainbrown
Name:		Ian Shainbrown
Title:		Executive Vice President

THE BANK OF NEW YORK MELLON

as Trustee

By:	/s/	Rosalia A. Koopman
Name:		Rosalia A. Koopman
Title:		Managing Director

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